File #C17609-96
Nov 01 2001
In the Office of
Dean Heller, Secretary of State

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
HYATON ORGANICS INC.

Pursuant to the provisions of NRS 78.385 and 78.390 Nevada Revised Statutes, this Nevada profit corporation adopts the following articles of amendment to its articles of incorporation:

1. Name of Corporation: HYATON ORGANICS INC.

2. The Articles have been amended as follows (provide article numbers if available):

ARTICLE I

The name of this corporation is SUN POWER CORPORATION.

3. The vote by which the shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favour of the amendment is 13,778,000. The holders of 20,491,500 shares voted in favor of the Amendment, or 74%.

4. Signatures

/s/ Andrew Schwab
ANDREW SCHWAB, President & Secretary

This instrument was acknowledged before me on 21 Sep, 2001, by ANDREW SCHWAB, known or proved to be the person executing the above instrument.

/s/ signed
Notary Public